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                                                                    Exhibit 23.1





                       CONSENT OF INDEPENDENT AUDITORS'





The Board of Directors
American Software, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of American Software, Inc. of our report dated June 9, 1995, relating to the consolidated balance sheets of American Software, Inc. and subsidiaries as of April 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in three-year period ended April 30, 1995, and related schedule, which report appears in the April 30, 1995 annual report on Form 10-K of American Software, Inc.




                                                KPMG PEAT MARWICK LLP


Atlanta, Georgia
September 6, 1995